Exhibit 99.1

Muscle Maker, Inc. Posts Q2 2022 Results – Operating Profit Continues Improvement

Company Maintains Strong Cash Position, Growth Accelerates With Over 40 Franchise Deals Sold, Corporate Locations Opening Soon in Philadelphia, Jacksonville and Wichita Markets

Fort Worth, Texas, August 11, 2022– Muscle Maker, Inc. (Nasdaq: GRIL), the parent company of Muscle Maker Grill restaurants, Pokemoto Hawaiian Poke and SuperFit Foods meal prep, today announced the posting of its second quarter 2022 financial results on August 11th for the three months ending June 30, 2022.

Michael Roper, CEO of Muscle Maker, Inc., commented, “The recently posted Q2 2022 financial results show a continued improvement in our operating profits as we focus on optimizing the Muscle Maker Grill brand and expanding Pokemoto. Our operating profits, as a percentage of total revenue, improved over 26%, even with inflationary pressures. While our food and paper costs, as a percentage of restaurant sales, increased by roughly 6% we were able to reduce labor costs by roughly 2%, other restaurant expenses by roughly 1% and experienced a significant reduction in our SG&A by over 35%. While we continue to see inflationary pressures, we believe these will begin to taper off over the next few quarters bringing these costs back in line. The team focused on SG&A by introducing multiple programs designed to either reduce current SG&A or provide the ability to support future expansion without adding significant SG&A as the company grows. Some highlights include:

●	Converted accounting systems over to NetSuite
●	Outsourced IT functions, improving security measures
●	Converted payroll, HR, insurance functions to a PEO program with Questco
●	Partnered with new expense monitoring software providing streamlined expense reporting with a 1% rebate

Roper added, “While we will continue to manage performance of the corporate owned locations, the individual restaurants will eventually have less of an impact. The key to our growth and performance is directly tied into growing the Pokemoto brand and leveraging the corporate teams background in growth through franchising. It’s one thing to sell franchise agreements which helps our overall cash flow, it’s even more important to get these locations open which drives high margin franchise royalty fee revenue into the system. We currently can sell franchises in 40 states and have recently registered and awaiting approval for all 50 states. Just this week we received notice of being able to sell franchises in North Dakota, South Dakota and California.”

Roper continued, “We anticipate a very busy second half of 2022 as we have corporate owned locations scheduled to open in Philadelphia, Wichita and Jacksonville and a pipeline of over 40 franchise locations with the first locations scheduled to open in August/September. Our footprint with open or coming soon locations now covers 13 states: Connecticut, Rhode Island, New York, Massachusetts, Pennsylvania, Florida, Texas, Mississippi, Tennessee, Maryland, Virginia, New Jersey and the recently announced addition of Kansas. While we execute our franchise growth strategy with Pokemoto, we have been able to maintain a strong liquidity position. As of June 30, 2022, the Company had cash in excess of $13.4M which allows us the ability to both execute against our growth strategy but also keeps open the option of potential strategic acquisitions or partnerships”

“We believe we have positioned the company for growth in personnel, systems, infrastructure and more importantly the Pokemoto brand. I am excited to see what comes next in our journey!”

About Muscle Maker, Inc.

Muscle Maker, Inc. is the parent company of “healthier for you” brands delivering high-quality healthy food options to consumers through traditional and non-traditional locations such as military bases, universities, delivery and direct to consumer ready-made meal prep options. Brands include Muscle Maker Grill restaurants, Pokemoto Hawaiian Poke and SuperFit Foods meal prep. Our menus highlight healthier versions of traditional and non-traditional dishes and feature grass fed steak, lean turkey, chicken breast, Ahi tuna, salmon, shrimp, tofu and plant-based options. For more information on Muscle Maker, Inc., visit www.musclemakergrill.com, for more information on Pokemoto visit www.pokemoto.com or for more information on SuperFit Foods visit www.superfitfoods.co.

About Muscle Maker Grill

Muscle Maker Grill (www.musclemakergrill.com) features high quality, great tasting food, freshly prepared with proprietary recipes. The menu, created with the guest’s health in mind, is lean and protein based. It features all-natural chicken, grass fed steak, lean turkey, whole wheat pasta, wraps, bowls and more. It also offers a wide selection of fruit smoothies in a variety of assorted flavors, protein shakes and supplements.

About Pokemoto

Pokemoto (www.pokemoto.com) a Hawaiian Poke bowl concept known for its modern culinary twist on a traditional Hawaiian classic has open or coming soon locations in Connecticut, Massachusetts, Florida, Maryland,. Virginia, Rhode Island, New York, New Jersey, Pennsylvania, Tennessee, Texas, Mississippi and Kansas. Pokemoto offers contemporary flavors with fresh delectable ingredients that appeals to foodies, health enthusiasts, and sushi-lovers everywhere. Guests can choose from a list of signature bowls or be bold and build their own unique combination of a base, protein, various toppings and nine different sauces. Vegetarian options are available, and the bowl combinations are virtually limitless. The colorful dishes and modern chic dining rooms provide an uplifting dining experience for guests of all ages. Customers can dine in-store or order online via third party delivery apps for contactless delivery.

About SuperFit Foods

SuperFit Foods, LLC, (www.superfitfoods.co) is a fresh-prepared subscription-based meal prep company that prepares “healthier for you” ready to eat meals in a centrally located kitchen in Jacksonville, Florida. Customers choose from over 150 different meal plans focusing on specific dietary needs. Meals are delivered to company owned coolers located within gyms and wellness centers for customers to pick up after working out or during their everyday routines.

Forward-Looking Statements

This press release may include “forward-looking statements” pursuant to the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. To the extent that the information presented in this press release discusses financial projections, information, or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “should”, “may,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” and “proposes.” Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” and elsewhere in documents that we file from time to time with the SEC. Forward-looking statements speak only as of the date of the document in which they are contained, and Muscle Maker, Inc., does not undertake any duty to update any forward-looking statements except as may be required by law.

Contact:

Muscle Maker Grill Marketing

marketing@musclemakergrill.com

Investor Relations:

IR@musclemakergrill.com